Exhibit 99.1

BTI Telecom Corp.

Audited Financial Statements

Years ended December 31, 2000, 2001 and 2002

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

BTI Telecom Corp.

We have audited the accompanying consolidated balance sheets of BTI Telecom Corp. as of December 31, 2001 and 2002, and the related consolidated statements of operations, redeemable preferred stock and shareholders’ deficit and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BTI Telecom Corp. at December 31, 2001 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that BTI Telecom Corp. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and has a working capital deficiency. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

January 24, 2003, except for Note 14, as to which the date is March 5, 2003

BTI TELECOM CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2001	2002
Assets
Current assets:
Cash and cash equivalents	$14,750	$8,999
Restricted cash	3,173	3,159
Accounts receivable, net	42,606	30,015
Accounts and notes receivable from related parties, net	833	—
Other current assets	2,576	4,297

Total current assets	63,938	46,470
Property, plant and equipment:
Property, plant and equipment	356,824	356,888
Less: accumulated depreciation and amortization	(104,429)	(137,757)

Total property, plant and equipment, net	252,395	219,131
Other assets, net	30,323	33,753

Total assets	$346,656	$299,354

Liabilities, redeemable preferred stock and shareholders’ deficit
Current liabilities:
Accounts payable	$60,501	$28,090
Accrued expenses	2,713	4,278
Accrued interest	1,752	3,438
Current portion of long-term debt	2,265	1,275
Advance billings and other liabilities	12,397	11,561

Total current liabilities	79,628	48,642
Long-term debt	182,571	183,551
Other long-term liabilities	29,129	30,239

Total liabilities	291,328	262,432
Redeemable preferred stock, $.01 par value, authorized 10,000,000 shares:
Series A redeemable convertible preferred stock, 200,000 shares issued and outstanding (aggregate liquidation preference of $225,176 and $238,889 in 2001 and 2002, respectively)	218,672	233,686
Series B redeemable convertible preferred stock, 67,142 shares issued and outstanding (aggregate liquidation preference of $70,480 and $74,772 in 2001 and 2002, respectively)	62,423	68,039
Series C redeemable convertible preferred stock, 73,962 and 123,962 shares issued and outstanding (aggregate liquidation preference of $74,212 and $130,197 in 2001 and 2002, respectively)	73,761	129,281

	354,856	431,006

Shareholders’ deficit:
Common stock, no par value, authorized 500,000,000 shares, 92,559,582 and 92,742,455 shares issued and outstanding in 2001 and 2002, respectively	2,452	2,447
Common stock warrants	33,584	33,584
Unearned compensation	(138)	—
Accumulated deficit	(335,426)	(430,115)

Total shareholders’ deficit	(299,528)	(394,084)

Total liabilities, redeemable preferred stock and shareholders’ deficit	$346,656	$299,354

See accompanying notes to consolidated financial statements.

BTI TELECOM CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended December 31,
	2000	2001	2002
Revenue	$267,702	$283,391	$250,705
Cost of services	164,553	196,912	144,768

Gross profit	103,149	86,479	105,937
Selling, general and administrative expenses (2002 includes non-recurring severance and bad debt of $3.8 million and $0.5 million, respectively)	114,254	118,057	106,380
Depreciation and amortization	34,376	42,546	47,387
Restructuring charge	—	13,483	—
Asset impairment charge	—	2,406	—
Other non-recurring charges	—	9,880	—

Loss from operations	(45,481)	(99,893)	(47,830)
Other income (expense):
Interest expense	(30,467)	(32,558)	(19,730)
Other income (expenses), net	(868)	1,596	(152)

Loss from continuing operations before extraordinary item.	(76,816)	(130,855)	(67,712)
Discontinued operations:
Loss from operations of discontinued divisions	$(615)	$(1,422)	$(317)
(Loss) gain from disposal of discontinued divisions	—	(4,558)	3
Extraordinary item – debt extinguishment	—	157,865	—

Net (loss) income	$(77,431)	$21,030	$(68,026)
Dividends on preferred stock	(12,250)	(16,512)	(23,988)

Net (loss) income available for common stockholders	$(89,681)	$4,518	$(92,014)

Per common share – basic:
Loss from continuing operations before extraordinary item	$(.83)	$(1.41)	$(.73)
Loss from discontinued operations	$(.01)	$(.06)	$(.00)
Extraordinary item – debt extinguishment	$—	$1.70	$—
Net (loss) income	$(.84)	$.23	$(.73)
Net (loss) income available for common stockholders	$(.97)	$.05	$(.99)
Weighted average common shares outstanding – basic	92,478	92,554	92,676

Per common share – diluted:
Extraordinary item – debt extinguishment	—	$.62	—
Net income	—	$.08	—
Net income available for common stockholders	—	$.00	—
Weighted average common shares outstanding – diluted	—	254,188	—

See accompanying notes to consolidated financial statements.

BTI TELECOM CORP.

CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK

AND SHAREHOLDERS’ DEFICIT

(In thousands)

	Redeemable Preferred			Shareholders’ Deficit
	Series A	Series B	Series C	Common Stock	Common Stock Warrants	Unearned Compensation	Accumulated Deficit	Total Shareholders’ Deficit
Balance at December 31, 1999	$195,757	$—	$—	$1,864	$27,000	$(737)	$(247,469)	$(219,342)
Net loss	—	—	—	—	—	—	(77,431)	(77,431)
Issuance of common stock	—	—	—	1,147	—	—	—	1,147
Compensation related to stock options	—	—	—	400	—	(115)	—	285
Additional issuance costs	(4,173)	—	—	—	—	—	—	—
Accretion of transaction costs	615	—	—	—	—	—	(615)	(615)
Dividend on preferred stock	12,250	—	—	—	—	—	(12,250)	(12,250)

Balance at December 31, 2000	204,449	—	—	3,411	27,000	(852)	(337,765)	(308,206)
Net income	—	—	—	—	—	—	21,030	21,030
Issuance of common stock	—	—	—	(460)	—	—	—	(460)
Compensation related to stock options	—	—	—	(499)	—	714	—	215
Issuance of preferred stock	—	57,943	70,000	—	—	—	—	—
Issuance of warrants – discount on preferred stock	—	(5,884)	—	—	5,884	—	—	5,884
Accretion of discount on preferred stock	—	725	—	—	—	—	(725)	(725)
Issuance of preferred stock and warrants with issuance of debt	—	6,150	3,510	—	700	—	—	700
Additional issuance costs	(3)	—	—	—	—	—	—	—
Accretion of transaction costs	1,301	153	—	—	—	—	(1,454)	(1,454)
Dividends on preferred stock	12,925	3,336	251	—	—	—	(16,512)	(16,512)

Balance at December 31, 2001	218,672	62,423	73,761	2,452	33,584	(138)	(335,426)	(299,528)
Net loss	—	—	—	—	—	—	(68,026)	(68,026)
Compensation related to stock options	—	—	—	(5)	—	138	—	133
Issuance of preferred stock	—	—	49,487	—	—	—	—	—
Accretion of discount on preferred stock	—	967	—	—	—	—	(967)	(967)
Accretion of transaction costs	1,301	357	50	—	—	—	(1,708)	(1,708)
Dividends on preferred stock	13,713	4,292	5,983	—	—	—	(23,988)	(23,988)

Balance at December 31, 2002	$233,686	$68,039	$129,281	$2,447	$33,584	$—	$(430,115)	$(394,084)

See accompanying notes to consolidated financial statements.

BTI TELECOM CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2000	2001	2002
Operating Activities:
Net (loss) income	$(77,431)	$21,030	$(68,026)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	28,650	35,191	38,055
Amortization	5,726	7,355	9,332
Gain on early extinguishment of debt	—	(157,865)	—
Non-cash compensation related to stock options	285	215	133
Changes in operating assets and liabilities:
Accounts receivable	(10,231)	2,690	12,591
Accounts and notes receivable from related parties	(165)	(43)	833
Other current assets	(3,793)	(12,512)	(1,083)
Accounts payable and accrued expenses	36,725	(37,890)	(30,846)
Accrued interest	508	(6,959)	1,686
Advance billings and other liabilities	4,790	28,589	274

Net cash used in operating activities	(14,936)	(120,199)	(37,051)
Investing Activities:
Change in restricted cash	28,997	(3,173)	14
Purchases of property, plant and equipment, net	(139,642)	(9,937)	(9,328)
Acquisitions, net of cash acquired	(3,916)	—	—
Purchases of other assets	(6,246)	(1,072)	(8,863)

Net cash used in investing activities	(120,807)	(14,182)	(18,177)
Financing Activities:
Net proceeds from (payments on) long-term debt	59,368	86,246	(10)
Net proceeds from issuance of redeemable preferred stock	—	60,826	49,487
Increase in deferred financing costs and other assets	(110)	(3,508)	—
Issuance of common stock related to options exercised and warrants	79	—	—
Additional issuance cost of redeemable preferred stock	(4,173)	(3)	—

Net cash provided by financing activities	55,164	143,561	49,477

(Decrease) increase in cash and cash equivalents	(80,579)	9,180	(5,751)
Cash and cash equivalents at beginning of period	86,149	5,570	14,750

Cash and cash equivalents at end of period.	$5,570	$14,750	$8,999

BTI TELECOM CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

Supplemental Disclosure of Non-Cash Activities:

	Year Ended December 31,
	2000	2001	2002
Extinguishment of Senior Notes in exchange for issuance of preferred stock	—	231,475	—
Issuance of preferred stock in exchange for Senior Notes	—	68,713	—
Write-off of deferred financing costs in connection with extinguishment of Senior Notes	—	4,896	—
Transfer of equipment to other assets, net	—	—	4,537

See accompanying notes to consolidated financial statements.

BTI Telecom Corp.

Notes to Consolidated Financial Statements

Years ended December 31, 2000, 2001 and 2002

Note 1: Description of Business and Summary of Significant Accounting Policies

Description of Business-BTI Telecom Corp. and its majority owned subsidiaries (the “Company”) provide (1) integrated retail services, which include long distance, local, advanced intelligent network applications, and operator and other enhanced services, primarily to small to medium-sized business customers located in the southeastern United States; (2) data services, which include dial-up and dedicated Internet service, DSL high-speed Internet access, private line, frame relay and ATM services to both retail and wholesale customers; and (3) wholesale voice services, which include switched/dedicated access and prepaid calling card services primarily to other telecommunication carriers. The Company serves its customers utilizing an advanced fiber optic telecommunications network consisting of both leased and owned transmission capacity.

The Company has experienced recurring operating losses, has a working capital deficiency and is not generating sufficient cash flows from its operations to fund its activities and therefore is dependent on additional financing from external sources. These conditions among others raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern. The Company is actively working to raise additional financing and, if successful, management believes that the Company will have adequate resources to continue to meet its current debt obligations, fund capital improvements and expand and develop its businesses. There is no assurance that such additional funding will be completed and the inability to obtain such financing would have a material adverse effect on the Company.

Basis of Presentation-The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of all significant intercompany transactions.

Use of Estimates-The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents-The Company considers highly liquid, short-term investments with a maturity of three months or less when purchased to be cash equivalents.

Restricted Cash-Restricted cash consists of cash collateral for various letters of credit for vendors and municipalities.

Property, Plant and Equipment-Property, plant and equipment is stated at cost, including labor and other direct costs associated with the installation of network facilities. Improvements that significantly add to productive capacity or extend the useful life are capitalized, while repairs

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

and maintenance are expensed as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of various assets, ranging from 3 to 20 years.

Interest is capitalized as part of the cost of constructing the Company’s fiber optic network and switching facilities. The amount capitalized for the years ended December 31, 2000, 2001 and 2002 was approximately $2.2 million, $1.3 million, and $0, respectively.

Other Assets-Costs incurred in connection with obtaining long-term financing have been deferred and are being amortized over the terms of the related debt agreements under a method which approximates the effective interest method. Deferred costs relating to long-term financing at December 31, 2001 and 2002 were $13 million. Accumulated amortization of these costs at December 31, 2001 and 2002 was $4.0 million and $5.7 million, respectively.

Line access costs are capitalized and amortized over the estimated period the related lines will be used by the Company (24 months to 60 months) using the straight line method. Deferred line access costs at December 31, 2001 and 2002 were $28.2 million and $38.9 million, respectively, with accumulated amortization of $14.4 million and $21.8 million, respectively.

Long Lived Assets-Impairment losses are recognized when estimated fair value is less than the assets’ carrying value. Accordingly, when indicators of impairment are present, the Company performs a recoverability test by evaluating the carrying value of long-lived assets, in relation to the operating performance and future undiscounted cash flows of the underlying business. The Company adjusts the net book value of the underlying assets to fair value if the sum of expected future undiscounted cash flows is less than book value. The Company’s expected future undiscounted cash flows are based on a number of assumptions that are subject to economic and market uncertainties. As these factors are difficult to predict and are subject to future events that may alter the Company’s assumptions, the future undiscounted cash flows estimated by the Company in its impairment analyses may not be achieved. Accordingly, the Company may be required to recognize future impairment losses on its long-lived assets.

Supplemental Cash Flow Information-The Company paid interest of $31.0 million, $38.7 million and $16.2 million for the years ended December 31, 2000, 2001 and 2002, respectively. The company paid state income taxes of $0, $0, and $.1 million for the years ended December 31, 2000, 2001 and 2002, respectively.

Concentrations of Credit Risk-Financial instruments that potentially subject the Company to concentration of credit risk consist principally of trade accounts receivable which are unsecured. The Company’s risk is limited due to the fact that there is no significant concentration with one particular customer. The Company uses the allowance method of accounting for uncollectible accounts receivable. The Company regularly evaluates the adequacy of its allowance for uncollectible accounts and considers such factors as the credit quality of its customers, delinquent payments, historical trends and current economic conditions. Trade accounts receivable are considered past due when any undisputed balance is aged more than 40 days beyond the billing date. Expected credit losses are recorded as an allowance for doubtful accounts in the consolidated balance sheets. Estimates of expected credit losses are based

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

primarily on historical write-off experience, net of recoveries, and on the aging of the accounts receivable balances. Activity in the allowance for uncollectible accounts consisted of the following:

	Year Ended December 31,
	2000	2001	2002
	(in thousands)
Beginning allowance	$3,757	$5,750	$12,265
Additions charged to costs and expenses	5,134	12,373	5,360
Deductions from reserves	(3,141)	(5,858)	(13,407)

Ending allowance	$5,750	$12,265	$4,218

Revenue Recognition-Revenue for telecommunications services is recognized as services are provided. Due to the timing of the Company’s billing cycles, at any point in time, certain services have been provided to customers which have not yet been billed. Revenue which has been earned but not yet billed to customers amounts to $6.4 million and $3.8 million at December 31, 2001 and 2002, respectively, and is recorded as accounts receivable in the Company’s consolidated balance sheets. Additionally, the Company invoices customers one month in advance for certain recurring services resulting in advance billings of $7.9 million and $6.7 million at December 31, 2001 and 2002, respectively and is recorded as advanced billings and other liabilities in the Company’s consolidated balance sheets.

Deferred revenue represents prepayments received from customers for future use of the Company’s fiber optic network under indefeasible rights-of-use agreements (“IRU’s”). The Company accounts for payments under IRU agreements in accordance with Interpretation No. 43 “Real Estate Sales, an interpretation of FASB Statement No. 66” (“FIN 43”). Under FIN 43, dark fiber is considered integral equipment and accordingly, a lease must include a provision allowing title to transfer to the lessee in order for that lease to be accounted for as a sales-type lease. As title to the fiber does not transfer, the Company is accounting for its IRU’s as operating leases, recognizing revenues on a straight-line basis over the term of the IRU, typically 20 to 25 years.

IRU agreements generally require the customer to make a substantial down payment upon execution of the agreement with the balance due upon delivery and acceptance of the fiber. Cash received in excess of revenue earned is recorded as deferred revenue. Deferred revenue from IRU’s amounted to $22.1 million and $23.7 million at December 31, 2001 and 2002, respectively. The current portion is included in advance billings and other liabilities and the long-term portion is included in other long-term liabilities in the Company’s consolidated balance sheets.

The Company is obligated under dark fiber agreements to maintain its network in efficient working order and in accordance with industry standards. Customers are obligated for the term of the agreement to pay for their allocable share of the costs for operating and

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

maintaining the network. The Company recognizes this revenue monthly as services are provided.

Effective January 1, 2000, the Company changed its method of accounting for customer installation revenue recognition in accordance with Staff Accounting Bulletin No. 101 (“SAB 101”), “Revenue Recognition in Financial Statements.” SAB 101 provides additional guidance in applying generally accepted accounting principles to revenue recognition in financial statements. Through December 31, 1999, the Company recognized installation revenue upon completion of the installation. Effective January 1, 2001, in accordance with the provisions of SAB 101, the Company recognized installation revenue and related costs over the average contract period. Installation costs are deferred only to the extent that installation revenue is deferred. The adoption of SAB 101 did not have a material impact on the Company’s results of operations or financial position.

Advertising Expense-In accordance with Statement of Position 93-7 “Reporting on Advertising Costs,” the Company expenses all advertising costs as incurred. The Company expensed $4.3 million, $2.4 million and $1.3 million in advertising costs during 2000, 2001 and 2002, respectively.

Income Taxes-Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws anticipated to be in effect when those differences are expected to reverse. The Company provides a valuation allowance for its deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Accounting for Stock Options

Employees-The Company accounts for stock options granted to employees (and outside directors) under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related Interpretations, which requires compensation expense to be measured by the market value of the underlying common stock at the date of grant less the amount, if any, an optionee is required to pay for the shares. The following table illustrates the effect on net (loss) income for the years ended December 31 if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123) for its option grants to employees:

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

	Year ended December 31,
	2000	2001	2002
Net (loss) income, as reported	$(77,431)	$21,030	$(68,026)
Add: Total compensation expense for employee stock options included in reported net (loss) income, net of related tax effects	308	222	45
Deduct: Total compensation expense for employee stock options, as determined under the fair value based method for all awards, net of related tax effects	(492)	(358)	(91)

Pro forma net (loss) income	$(77,615)	$20,894	$(68,072)

Consultants-The Company accounts for stock options granted to consultants under SFAS No. 123. The Company computes fair value for this purpose using the Black-Scholes option-pricing model.

All stock options granted prior to 2001 were to employees and outside directors. The fair values of these stock options were determined using the minimum value option-pricing model. All stock options granted in 2001 were to consultants. No stock options were granted in 2002. The fair values of stock options granted to consultants were determined using the Black-Scholes option-pricing model assuming stock price volatility of 100%. Additional assumptions used in the applicable model and the resulting values are as follows:

	Year ended December 31,
	2000	2001	2002
Dividend yield	0%	0%	—
Expected option life	3 years	10 years	—
Risk-free interest rate	6.5%	5.4%	—
Weighted-average fair value per share	$2.23	$—	—

Recently Issued Accounting Standards-In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. SFAS No. 142 became effective beginning January 1, 2002. Adoption of these standards did not have a material effect on the Company’s liquidity, financial position or results of operations.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This standard harmonizes the accounting for impaired assets and resolves some of the implementation issues as originally described in SFAS No. 121. This standard became effective for the year ending December 31, 2002. The adoption of this standard did not have a material effect on the Company’s liquidity, financial position or results of operations.

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections”, which rescinds Statement No. 4, which required all gains and losses from extinguishment of debt to be aggregated, and if material, classified as an extraordinary item, net of related income tax effect. The provisions of SFAS No. 145 related to the rescission of Statement No. 4 are effective for financial statements issued for fiscal years after May 15, 2002. The Company will adopt SFAS No. 145 in 2003. The Company does not expect this pronouncement to have a material impact on the Company’s liquidity, financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, which addresses financial accounting and reporting for costs associated with exit or disposal activities. This statement nullifies Emerging Issues Task Force (EITF) Issues No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The standard is effective for disposal activities initiated after December 31, 2002; however, early adoption is permitted. The Company will adopt SFAS No. 146 in 2003. The Company does not expect this pronouncement to have a material impact on the Company’s liquidity, financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure”, which amends SFAS 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The standard is effective for financial statements issued for fiscal years ending after December 15, 2002. The Company adopted the disclosure requirements of SFAS No. 148 in 2002, but did not change its method of accounting for stock-based employee compensation.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 amends certain other existing pronouncements. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. We do not expect the adoption of this statement to have a material impact on our consolidated financial position, results of operations, or cash flows.

Reclassifications-Certain amounts in the December 31, 2000 and 2001 financial statements have been reclassified to conform to the December 31, 2002 presentation. These reclassifications had no material effect on the Company’s results of operations or financial position as previously reported.

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

Note 2: Property, Plant and Equipment

Major classes of property, plant and equipment are summarized below:

	December 31,
	2001	2002
	(in thousands)
Data processing equipment.	$24,057	$24,591
Telephone service equipment	137,532	135,979
Fiber optic network	172,768	174,843
Office furnishings and equipment	7,213	6,454
Leasehold improvements	15,254	15,021
Less: Accumulated depreciation	(104,429)	(137,757)

Total property, plant and equipment, net.	$252,395	$219,131

Note 3: Long-Term Debt and Credit Facilities

Long-term debt consists of the following:

	December 31,
	2001	2002
	(in thousands)
Unsecured 10 1/2% Senior Notes, due 2007	$18,525	$18,525
Credit Facilities	85,676	85,715
WCAS $50 million Note, net of unamortized debt discount of $6.0 million and $4.9 million, respectively, issued in connection with the note	43,995	45,121
WCAS $30 million Note, net of unamortized debt discount of $3.5 million and $2.9 million, respectively, issued in connection with the note	26,490	27,118
Other	10,150	8,347

	184,836	184,826
Less current portion	2,265	1,275

	$182,571	$183,551

Unsecured Senior Notes-In September 1997, the Company issued 10 1/2% notes (the “Initial Notes”) with a principal value of $250.0 million. In January 1998, the Company exchanged all of the Initial Notes outstanding in $1,000 principal amounts for $250.0 million in $1,000 principal amounts of Senior Notes. The entire principal balance is due September 2007, with interest payable semi-annually on March 15th and September 15th of each year. The Senior Notes have been registered under the Securities Act of 1933, as amended, and are identical in all material respects to the terms of the Initial Notes for which they were exchanged, except for certain transfer restrictions and registration rights relating to the Initial Notes.

During 2001, Welsh, Carson, Anderson & Stowe VIII, L.P. and two affiliated funds (together, “WCAS”), an existing shareholder, repurchased approximately $231.5 million in principal amount of the Company’s Senior Notes at an aggregate purchase price of approximately

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

$68.7 million. Concurrent with the December 11, 2001 Series C transaction described in Note 4, WCAS contributed its $231.5 million in principal of Senior Notes and $1.3 million in cash to the Company in exchange for 70,000 shares of $1,000 Series C preferred stock. The Company recognized an extraordinary gain of approximately $157.9 million on the extinguishment of debt, net of deferred financing costs written off of $4.9 million, and has $18.5 million of Senior Notes outstanding at December 31, 2002. As a component of this transaction, the Company has executed a supplemental indenture agreement which removes substantially all of the financial and administrative covenants contained in the Senior Notes. In addition, as a result of the decrease in number of holders of the Senior Notes, the Company filed a Form 15 with the Securities and Exchange Commission on November 8, 2001, which allowed the Company to deregister under the Securities Act of 1933.

Senior Secured Notes-Concurrent with the March 31, 2001 Series B transaction described in Note 4, the Company issued a Senior Secured Note (the “$50 million Note”) to WCAS Capital Partners III, L.P. in the amount of $50.0 million. The $50 million Note, which is guaranteed by BTI Telecom Corp. and its other subsidiaries, is secured by a second priority lien on certain of the Company’s assets and the stock of the Company’s operating subsidiary, and matures immediately following the repayment of the restructured Loan (see Loan discussion below). The $50 million Note bears interest at the higher of 10% per annum or the rate existing on the Company’s Loan, and contains covenants similar to those contained in the Company’s Loan. In connection with this $50 million Note financing, the Company also issued WCAS Capital Partners III, L.P. 7,143 shares of the Company’s Series B preferred stock, and a warrant to purchase 1.5 million shares of the Company’s common stock at $0.01 per share. The number of shares issuable pursuant to this warrant was subject to being reduced to a minimum of 785,715, or increased to a maximum of 2,214,285, based upon the Company attaining financial plan objectives on a quarterly basis through the end of 2001. As of December 31, 2002 the number of shares issuable pursuant to this warrant was increased by 714,285 to 2,214,285 pursuant to these provisions.

Concurrent with the December 11, 2001 Series C transaction described in Note 4, the Company issued a Senior Secured Note (the “$30 million Note”) to WCAS Capital Partners III, L.P. in the amount of $30.0 million. The $30 million Note, which is guaranteed by BTI Telecom Corp. and its other subsidiaries, is secured by a second priority lien on certain of the Company’s assets and the stock of the Company’s operating subsidiary, and matures immediately following the repayment of the restructured Loan (see Loan discussion below). The $30 million Note bears interest at the higher of 10% per annum, 150% of the yield to maturity of the U.S. Treasury 7-Year Bond due December 2008, or the rate existing on the Company’s Loan, and contains covenants similar to those contained in the Company’s Loan. In connection with the $30 million Note financing, the Company also issued WCAS Capital Partners III, L.P. 3,962 shares of the Company’s Series C preferred stock.

Loan-Effective March 30, 2001, the Company restructured its existing GE Capital Facilities and its Bank of America Facility. In connection with this restructuring, the Company entered into a new $89 million loan with GE Capital Corporation, Bank of America, and Export Development Corporation (the “Loan”), which was fully drawn at closing, notwithstanding

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

certain outstanding letters of credit. The Loan contains a provision to allow its expansion to $100 million if the Company obtains a commitment from an additional lender. The Loan begins quarterly amortization in 2004, and matures on April 30, 2007. The issuance of the Loan was conditioned upon the closing of the Company’s March 30, 2001 Series B preferred stock and Note financings. The balance of the Loan was approximately $85.7 million at December 31, 2001 and 2002.

Interest accrues on the Loan, at the Company’s option, at a base rate of either 1, 2, 3, or 6 month reserve-adjusted LIBOR or an index rate (the higher of the prime rate or 50 basis points over the Federal Funds Rate) plus an applicable margin. The applicable margin varies, based upon the Company’s financial condition, from 3.50% to 4.50% for LIBOR borrowings and from 2.50% to 3.50% for index rate borrowings. As of December 31, 2002 the base rate was the 90-day LIBOR, 1.86% plus a spread of 4.50%, for a total of 6.36% The Loan is secured by a first priority lien on all of the Company’s assets and a pledge of the stock of its operating subsidiary. The Loan requires the Company’s compliance with various financial and administrative covenants, including, among others, covenants limiting the Company’s ability to incur debt, create liens, make distributions or stock repurchases, make capital expenditures, engage in transactions with affiliates, sell assets and engage in mergers and acquisitions. In addition, the Loan contains affirmative covenants, including, among others, covenants requiring maintenance of corporate existence, licenses and insurance, payments of taxes and the delivery of financial and other information. The Company was in compliance with these covenants as of December 31, 2002.

Vendor Financing-During the second quarter of 2001, the Company entered into arrangements with two vendors to finance certain outstanding amounts payable for equipment and construction services. Effective April 12, 2001, the Company entered into an unsecured note payable to Alcatel USA for $5.5 million (the “Alcatel Note”), which represented the net balance remaining associated with purchases of network equipment. The Alcatel Note is payable in 24 equal monthly installments beginning on May 13, 2001, and bears interest at 12% per annum. The balance of the Alcatel Note was $3.1 million and $.9 million at December 31, 2001 and 2002, respectively.

On May 8, 2001 the Company entered into an unsecured note payable to P&H, Inc. for $7.1 million (the “P&H Note”), which represented outstanding amounts for fiber network construction services. The P&H Note bears interest at 8.75% per annum, payable monthly beginning June 1, 2001, with principal payable on demand on or after April 30, 2006. In addition, upon election by the holder, the P&H Note is convertible into shares of the Company’s common stock in the event the Company undertakes a public offering of its common stock. The balance of the P&H Note was $7.1 million at December 31, 2001 and 2002.

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

The aggregate maturities of long-term debt at December 31, 2002 are as follows:

Year of Maturity	Principal Amount
(in thousands)
2003	$1,275
2004	8,900
2005	17,800
2006	33,771
2007	130,841

192,587
Debt Discount	(7,761)

$184,826

In accordance with Statement of Financial Accounting Standards No. 107 “Disclosures about Fair Value of Financial Instruments,” the Company estimates that the fair value of the long-term debt as of December 31, 2001 and 2002 was $181.0 million and $170.3 million as compared to the carrying value of $184.8 million and $184.8 million, respectively. The fair value of long-term debt is determined based on negotiated trades for the securities or is estimated using rates currently available to the Company for debt with similar terms and maturities.

At December 31, 2001 and 2002, the Company had outstanding letters of credit of approximately $3.2 million. These letters of credit, which have terms ranging from 12 to 66 months, collateralize the Company’s obligations to third parties for future billings, leased space and rights of way. The fair value of these letters of credit approximates contract values.

Disclosures about the fair value of financial instruments are based on relevant information available to the Company at December 31, 2002. Although management is not aware of any factors that would have a material effect on the fair value amounts reported herein, such amounts have not been revalued since that date and current estimates of fair value may significantly differ from the amounts presented herein.

Note 4: Redeemable Preferred Stock and Shareholders’ Deficit

Preferred Stock-Of the Company’s 10,000,000 authorized shares of $.01 par value preferred stock, 200,000 shares are designated as Series A preferred stock (“Series A”), 82,143 shares are designated as Series B preferred stock (“Series B”), and 140,000 shares designated as Series C preferred stock (“Series C”).

Series A Preferred-On December 28, 1999, WCAS purchased an aggregate of 200,000 shares of the Company’s Series A and warrants to purchase 4.5 million shares of the Company’s common stock for net proceeds of $196 million (after deducting issuance costs of approximately $4 million). Each share of Series A is immediately convertible into 116.959 shares of common stock, subject to adjustment for certain dilutive issuances of the Company’s common stock. The Company has the right to force conversion of the Series A in certain instances as outlined in the purchase agreement. The holders are also entitled to dividends equal to the greater of (i) 6% per annum of the original purchase price of $1,000 per share (compounded semi-annually on unpaid amounts) or (ii) the amount of dividends that would have been received during such period had the Series A been converted into shares of the Company’s common stock. Following the maturity date of the Senior Secured Note, the Series A is redeemable, at the option of the holders,

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

at the greater of (i) $1,000 per share plus accrued and unpaid dividends thereon or (ii) fair market value on such date. The Company has recorded cumulative preferred dividends in arrears of $38.9 million at December 31, 2002. In the event of liquidation, dissolution or winding up of the Company, the holders are entitled to be paid out of the assets of the Company, prior and in preference to common stockholders or any other class or series of capital stock (other than the Series B or Series C), an amount equal to the greatest of (i) $1,000 per share plus accrued and unpaid dividends thereon, (ii) such amount as would have been payable had the Series A been converted into shares of the Company’s common stock immediately prior to such an event and (iii) an amount representing an internal rate of return on the investment of the holders of the Series A of 20%. The warrants to purchase 4.5 million shares of common stock, subject to adjustment for certain dilutive issuances, have an exercise price of $0.01 per share and are exercisable for a period of ten years beginning on the earlier of a change in control of BTI Telecom Corp. or December 28, 2002. The warrants are cancelable in the event the Company undertakes a public offering of the Company’s common stock and the Company’s stock achieves certain price levels. The warrants had an estimated fair value of $27.0 million on the date of issuance. The Company recorded the estimated value of the common stock warrants as a preferred dividend on the date the warrants were issued.

In 1999, the Board of Directors approved the use of $65 million of the net proceeds from the issuance of the Series A to repurchase approximately 7.6 million shares of the Company’s outstanding common stock held by its Chairman and former Chief Executive Officer. The repurchase has been recorded as a reduction of common stock and accumulated deficit for the year ended December 31, 1999.

Series B Preferred-In two transactions during the first quarter of 2001, the Company issued an aggregate 59,999 shares of Series B to existing shareholders at a price of $1,000 per share, providing total proceeds of approximately $60.0 million. In the first transaction, which closed on January 12, 2001, the Company issued 9,999 shares of Series B to the Company’s Chairman and former Chief Executive Officer (also the Company’s majority common shareholder) and 10,000 shares of Series B to WCAS to provide interim working capital of approximately $20.0 million while the remaining transactions were negotiated and closed. On March 30, 2001, the Company completed the second transaction, in which the Company issued an additional 40,000 shares of Series B to WCAS, also at a price of $1,000 per share, producing total proceeds of $40.0 million. All shares of Series B have customary anti-dilution protections. The closing of the second transaction was subject to certain conditions, including the restructuring of the Company’s senior credit facilities and the issuance of the $50 million Note, described above. The terms of the Series B financing also required the payment of a $1.0 million financing fee to WCAS.

In connection with the Series B transactions described above, the Company also issued warrants to purchase an aggregate of 12.6 million shares of the Company’s common stock at a price of $0.01 per share. The number of shares issuable pursuant to these warrants was subject to being reduced to a minimum of 6.6 million, or increased to a maximum of 18.6 million, based upon the Company attaining certain financial plan objectives on a quarterly basis through the end of 2001. As of December 31, 2001 and 2002, the 12.6 million warrants originally issued was

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

increased by 6.0 million pursuant to these provisions. The warrants are exercisable for a period of ten years beginning on January 12, 2001, and are subject to customary anti-dilution provisions.

Each share of Series B is initially convertible into 800 shares of the Company’s common stock. The holders of Series B are also entitled to dividends equal to the greater of (i) 6% per annum of the original purchase price of $1,000 per share (compounded semi-annually on unpaid amounts) or (ii) the amount of dividends that would have been received during such period had the Series B been converted into shares of the Company’s common stock. Such dividends are payable in cash or stock at the Company’s election. The Company has recorded cumulative preferred dividends in arrears of $7.6 million at December 31, 2002. The Series B shareholders may redeem their shares at a price equal to the higher of the fair market value or liquidation value following the maturity date of the Senior Secured Note. In the event of liquidation, dissolution or winding up of the Company, the holders are entitled to be paid out of the assets of the Company, prior and in preference to common stockholders or any other class or series of capital stock (other than Series C), an amount equal to the greatest of (i) $1,000 per share plus accrued and unpaid dividends thereon, (ii) such amount as would have been payable had the Series B been converted into shares of the Company’s common stock immediately prior to such an event and (iii) an amount representing an internal rate of return on the investment of the holders of the Series B of 20%. The terms of the Company’s Series A preferred stock were also amended in connection with the Series B financing to include similar provisions ensuring holders receive at least a 20% internal rate of return upon liquidation, dissolution or winding up.

The Series B agreement also contains governance provisions whereby WCAS representatives will constitute a majority of the Company’s Board of Directors until such time as their equity ownership falls below a specified minimum level. In addition, the Chairman of the Board and former Chief Executive Officer entered into an agreement to vote his common stock in favor of any action approved by the Board of Directors. The Series B terms also provide that certain types of transactions require approval from holders of a majority of the Series B.

Series C Preferred-In a transaction during December of 2001, the Company issued an aggregate 70,000 shares of Series C to WCAS at a price of $1,000 per share, in exchange for the contribution of $1.3 million in cash and $231.5 million in principal of Senior Notes (see Note 3). All shares of Series C have customary anti-dilution protections. The closing of the transaction was subject to certain conditions, including the issuance of the $30 million Note, described above. The terms of the Series C financing also required the payment of a $1.3 million financing fee to WCAS.

In five separate transactions during 2002, the Company issued an aggregate 50,000 shares of Series C to WCAS at a price of $1,000 per share, providing total proceeds of $50.0 million. The terms of this Series C financing are identical to the terms of the existing Series C. The terms of the Series C financings in 2002 required the payment of $.5 million in financing fees to WCAS.

Each share of Series C is initially convertible into 1,142.857 shares of the Company’s common stock. The holders of Series C are also entitled to dividends equal to the greater of (i)

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

6% per annum of the original purchase price of $1,000 per share (compounded semi-annually on unpaid amounts) or (ii) the amount of dividends that would have been received during such period had the Series C been converted into shares of the Company’s common stock. Such dividends are payable in cash or stock at the Company’s election. The Company has recorded cumulative preferred dividends in arrears of $6.2 million at December 31, 2002. The Series C shareholders may redeem their shares at a price equal to the higher of the fair market value or liquidation value following the maturity date of the Senior Secured Note. In the event of liquidation, dissolution or winding up of the Company, the holders are entitled to be paid out of the assets of the Company, prior and in preference to common stockholders or any other class or series of capital stock, an amount equal to the greatest of (i) $1,000 per share plus accrued and unpaid dividends thereon, (ii) such amount as would have been payable had the Series C been converted into shares of the Company’s common stock immediately prior to such an event, (iii) Series C equity amount as calculated per the agreement and (iv) an amount representing an internal rate of return on the investment of the holders of the Series C of 20%.

The Series C agreements also contains governance provisions whereby WCAS representatives will constitute a majority of the Company’s Board of Directors until such time as their equity ownership falls below a specified minimum level. The Series C terms also provide that certain types of transactions require approval from holders of a majority of the Series C. The holders of a majority of the Company’s Series A, Series B and Series C shares may also direct the Company’s Board of Directors to effect a sale of the Company after December 31, 2002, or sooner, if the Company fails to meet financial performance objectives.

(Loss) Income Per Share - Basic (loss) income per share is based on the weighted average number of common shares outstanding during the year. Diluted (loss) income per share is computed assuming that the weighted average number of common shares was increased by the conversion of all of the Company’s Series A, Series B and Series C shares. The diluted per share amounts reflect a change in the number of shares outstanding (the “denominator”) to include the preferred shares as if they were converted to common shares and issued, unless their inclusion would be anti-dilutive. In 2001, 25.3 million outstanding warrants and 3.4 million outstanding stock options were excluded as they were anti-dilutive. In each year presented, the net (loss) income (the “numerator”) is the same for both basic and diluted per share computations.

The following table provides a reconciliation of the numerators and denominators for the basic and diluted (loss) income per share computations in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share”:

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

	December 31,
	2000	2001	2002
	(in thousands, except per share amounts)
Numerator:
Net (loss) income	$(77,431)	$21,030	$(68,026)
Dividends on preferred stock	(12,250)	(16,512)	(23,988)

Numerator for basic and diluted (loss) income per share–(loss) income available to common stockholders	$(89,681)	$4,518	$(92,014)
Denominators:
Denominator for basic (loss) income per share–weighted-average shares	92,478	92,554	92,676
Effect of dilutive securities:
Series A, Series B, and Series C Shares	—	161,634	—

Denominator for diluted income per share – weighted average shares	—	254,188	—

Shares Reserved for Issuance-Shares of common stock reserved for future issuance are as follows at December 31, 2002:

(in thousands)
For conversion of redeemable convertible Series A	23,392
For conversion of redeemable convertible Series B	53,714
For conversion of redeemable convertible Series C	141,671
Outstanding warrants	25,314
Outstanding stock options	675
Possible future issuances under stock option plan	6,638

Total shares reserved for issuance	251,404

Note 5: Income Taxes

Income taxes are calculated using the liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Deferred income taxes arise from temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Components of the Company’s income tax expense are as follows:

	2000	2001	2002
	(in thousands)
Current:
Federal	$—	$—	$—
State	—	—	—
Deferred:
Federal	29,444	(7,274)	21,009
State	4,206	(1,039)	3,027

Income tax benefit (expense)	33,650	(8,313)	24,036
Changes in valuation allowance	(33,650)	8,313	(24,036)

Income tax benefit	$—	$—	$—

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

The significant components of the Company’s deferred tax assets and liabilities at December 31 were as follows:

	2001	2002
	(in thousands)
Deferred tax liabilities:
Tax over book depreciation	$19,733	$22,483
Line access costs	2,515	3,461
FiberSouth asset purchase	508	325
Other	383	644

Total deferred tax liabilities	23,139	26,913
Deferred tax assets:
Stock options	810	719
Net operating loss carryforward	68,818	103,684
Accounts receivable reserve	5,021	1,687
Restructuring reserve	3,492	—
Other	1,287	1,148

Total deferred tax assets	79,428	107,238
Valuation allowance	(56,862)	(80,898)

	22,566	26,340

Net deferred tax liabilities	$(573)	$(573)

For the years ended December 31, 2000 and 2002, the Company generated net operating losses (“NOLs”). The Company has established a valuation allowance for the net deferred tax assets associated with these net operating losses. The Company will reduce the valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will be realized. The Tax Reform Act of 1986 contains provisions that limit the ability to utilize net operating loss carryforwards in the case of certain events, including significant changes in ownership interests. The net deferred tax liability is included in other long-term liabilities.

During 2001, the Company experienced an ownership change as defined in Internal Revenue Code Section 382. As such, the Company’s ability to utilize pre-ownership change losses against future taxable income will be limited.

At December 31, 2001 and 2002, the Company had net operating loss carryforwards of approximately $175 million and $261 million, respectively, for federal and state income tax purposes which will begin to expire in the year 2012.

The reconciliation of the federal statutory income tax rate with the effective income tax rate reflected in the financial statements is as follows for the years ended December 31:

	2000	2001	2002
Federal income tax benefit at statutory rate	35.0%	35.0%	35.0%
State income tax benefit (net of federal benefit)	5.0%	5.0%	5.0%
Change in valuation allowance	(40.0)%	(40.0)%	(40.0)%

	0.0%	0.0%	0.0%

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

Note 6: Stock-Based Compensation

		December 31,
	Shares	2000 Weighted Average Exercise Price	Shares	2001 Weighted Average Exercise Price	Shares	2002 Weighted Average Exercise Price
	(in thousands, except per share amounts)
Outstanding at beginning of year.	3,561	$1.75	3,807	$2.42	3,431	$2.02
Options granted	661	7.87	100	4.00	0	0.00
Options exercised	(19)	4.08	(1)	3.00	(167)	0.01
Options cancelled	(396)	5.13	(475)	5.64	(2,589)	1.43

Outstanding at end of year	3,807	$2.42	3,431	$2.02	675	$4.62

Options exercisable at end of year	3,015	$1.33	3,139	$1.61	623	$4.32
Shares available for future grant.	3,674		4,049		6,638

The Company has a stock option plan (the “Plan”) to provide incentives to eligible employees, directors and consultants in the form of incentive stock options and non-qualified stock options. The Company has reserved a total of 7.5 million shares of common stock for issuance under the Plan.

The Board of Directors administers the Plan and has the authority to determine, among other things, the interpretation of any provisions of the Plan, the eligibility of an individual to receive stock options, the number of options that may be granted, vesting schedules and option exercise price. The Company’s stock options generally vest annually over three years, except for stock options granted to consultants, which generally vest immediately and have a contractual life of ten years.

Option activity under the Company’s plans is summarized below:

The weighted-average remaining contractual life of options as of December 31, 2002 is 6.7 years, with exercise prices ranging from $3.00 to $8.55 per share.

Note 7: Restructuring Costs

In March 2001, the Company recorded $10.1 million in restructuring costs associated with the contraction of the Company’s market expansion plans. In June, 2001 the Company recorded an additional $3.4 million in restructuring costs to reflect adjustments to the Company’s business plan. These costs, in accordance with EITF 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”, represent the long-term costs of canceling the Company’s expansion, primarily local switching infrastructure, in some markets. The amounts recorded consist of the costs associated with long-term leases for unused facilities, net of any estimable sublease income, as well as the cancellation of colocations and other fiber expansions, restocking fees paid on returned equipment and employee severance costs. The remaining liability as of December 31, 2002 was $7.1 million, which is included in accrued expenses on the balance sheet.

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

For the years ended December 31, 2001 and 2002, the following amounts represented the activity recorded in the restructuring reserve (in thousands):

	Accruals	Payments	Balance at December 31, 2001	Payments	Balance at December 31, 2002
Severance costs	$617	$579	$38	$38	$—
Restocking fees	381	215	166	166	—
Lease exit costs	10,118	1,611	8,507	1,362	7,145
Sale/decommissioning of infrastructure	2,367	2,349	18	18	—

Totals	$13,483	$4,754	$8,729	$1,584	$7,145

Note 8: Other Non-Recurring Charges

During the year ended December 31, 2001, the Company also recorded a total of $9.9 million of other non-recurring charges. These charges, as described below are principally comprised of adjustments made to existing receivables for access charges and changes in the Company’s cost structure related to the underlying access charges which the Company pays to other local exchange companies.

The Company records revenue for access charges billed to interexchange carriers for the origination and termination of their long distance calls over the Company’s local network. A significant portion of the Company’s historical billings were being disputed by these carriers, and the Company was vigorously pursuing collection of these balances through litigation. As a component of this process, the FCC issued an unfavorable ruling in the second quarter of 2001 which significantly reduced the rates the Company had billed for these services. As a result, the Company recorded a one-time adjustment of $6.2 million to these receivables to reflect the net amount the Company estimates will be collected.

Note 9: Discontinued Operations

During the year ended December 31, 2001, the Company made several adjustments to its business plan, including the discontinuation of certain operations. The performance of Max Commerce, which the Company acquired in the second quarter of 2000, continued to decline during this period. Given this decline and the overall viability of Max Commerce’s target market, the Company discontinued its operations. The resulting loss on disposal, including the write-off of goodwill and severance for the employees, totaled $3.7 million. The loss from discontinued operations for Max Commerce for the year ended December 31, 2001 was $.7 million.

The Company also discontinued operations of FS Multimedia, a subsidiary of the Company which was formed to pursue the build-out of a cable television/multimedia network in Raleigh, North Carolina. Certain requirements under the Company’s franchise agreement with

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

the City of Raleigh for this network, coupled with the related capital requirements for this build-out, factored into the Company’s decision to dissolve this subsidiary. The loss on disposal, including the write-off of this franchise and the related employee severance costs, was $0.9 million. The loss from discontinued operations for FS Multimedia for the year ended December 31, 2001 was $.4 million.

During the year ended December 31, 2002, the Company also made certain adjustments to its business plan, including the discontinuation of US Datacom. The performance of US Datacom, which the Company acquired in the second quarter of 2000, continued to decline during this period. Given this decline and the overall viability of US Datacom’s target market, the Company discontinued its operations. The resulting gain on disposal, including severance for the employees, totaled $.003 million. The loss from discontinued operations for US Datacom for the year ended December 31, 2002 was $.3 million.

Note 10: Employee Benefit Plans

The Company sponsors a 401(k) Plan and Trust covering substantially all employees. Participants are allowed to elect to defer up to 20% of their salary, subject to Internal Revenue Service limits. The Company matched 50% of employee contributions in 2000, 2001 and 2002, up to a maximum of 6% of each employee’s annual salary. Employer contributions for the years ended December 31, 2000, 2001 and 2002 were $.8 million, $.6 million and $.6 million, respectively.

Note 11: Related Party Transactions

The Company has accounts receivable from affiliates related through common ownership of $.8 million and $.5 million as of December 31, 2001 and 2002, respectively, which has been fully reserved as of December 31, 2002.

Note 12: Commitments, Contingencies and Other Matters

Nonrecurring Severance Charges-During the year ended December 31, 2002, the Company recorded a total of $3.8 million of non-recurring severance charges, which are reflected in selling, general and administrative expenses in the consolidated statements of operations. These charges, as described below, are principally comprised of payments which will be made to former employees of the Company. During 2002, upon separation of their employment with the company, four executives exercised termination agreement provisions under their employment agreements. As a result, the Company recorded a $3.5 million liability to reflect the amount of total payments which will be made to the former employees. The remaining liability for the executive payments as of December 31, 2002 was $2.1 million. The Company also recorded a $.3 million charge for severance payments related to a reduction in force associated with its reduction in the wholesale voice business.

Legal Matters-The Company is a defendant in a number of lawsuits, including regulatory, judicial and administrative matters, all of which have arisen in the ordinary course of business.

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

Plaintiffs may seek to recover large and sometimes unspecified amounts, and some matters may remain unresolved for several years. It is not practical to estimate a range of possible loss for the Company’s litigation matters, and losses could be material with respect to earnings in any given period.

Operating Leases-The Company rents its facilities and certain office and other equipment under operating leases that contain escalation clauses and various renewal and buy-out provisions. Future minimum lease payments under the leases, which have remaining terms in excess of one year, and aggregate future minimum rentals under noncancelable subleases are as follows (in thousands):

2003	$8,060
2004	7,683
2005	5,617
2006	3,854
2007	3,502
Thereafter	10,126

38,842
Future minimum rentals under subleases	911

$37,931

Total rent expense was $8.6 million, $8.7 million and $8.4 million in 2000, 2001 and 2002, respectively. Sublease rental income will be recorded against the restructuring liability.

Other Matters-During 1997, the Company signed an agreement with a municipality to contribute $3.1 million to partially fund the construction of a performing arts center. The contribution will be paid over a ten year period commencing in 1998 and is payable in cash and in-kind service (telephone and data transmission service). As of December 31, 2002, the Company has paid $1.4 million of this commitment.

During 1999, the Company signed sponsorship and advertising agreements with a professional hockey team and an operator of an entertainment and sports arena. The Company has committed to pay an aggregate of $4.1 million under the agreements in exchange for a sponsorship of the hockey team and certain advertising and promotional benefits over the next five years. Payments under the agreement will be made over a five-year period commencing in October 1999. In 2001 the Company renegotiated the contract to reduce the payments in 2002 by $.2 million. As of December 31, 2002, the Company has paid $2.7 million of this commitment.

BTI Telecom Corp.

Notes to Consolidated Financial Statements (continued)

Note 13: Enterprise Wide Disclosure

Revenues by product line are as follows:

	Year Ended December 31,
	2000	2001	2002
	(in thousands)
Retail integrated voice:
Long distance	$105,253	$100,789	$91,079
Local	63,901	83,874	97,401

Total retail integrated voice	169,154	184,663	188,480
Data services	40,590	51,802	47,768
Wholesale long distance	57,958	46,926	14,457

Total	$267,702	$283,391	$250,705

Note 14: Subsequent Events

On February 7, 2003, the Company entered into a Note Purchase Agreement with WCAS pursuant to which the Company may issue up to $10.0 million of Senior Secured Notes, which such Notes are secured by a security interest in all of the Company’s assets. On February 7, 2003, the Company issued Senior Secured Notes in the aggregate principal amount of $5.0 million to WCAS. On March 5, 2003, BTI issued Senior Secured Notes in the aggregate principal amount of $2.5 million to WCAS.

Note 15. Selected Quarterly Financial Data (Unaudited)

Selected quarterly financial data for the years ended December 31, 2001 and 2002 is as follows:

	Three Months Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per share data)
2002
Revenues	$64,338	$62,981	$62,185	$61,201
Gross profit (1)	(11,943)	(12,879)	(10,035)	(12,973)
Restructuring and non-recurring charges	—	—	—	—
Income (loss) from discontinued operations	(77)	(78)	(117)	(42)
Net loss	(17,046)	(17,789)	(15,064)	(18,127)
Net loss per common share, basic and diluted	$(0.18)	$(0.19)	$(0.16)	$(0.20)

2001
Revenues	$70,811	$73,335	$71,756	$67,489
Gross profit (1)	(11,176)	(20,060)	(10,775)	(32,113)
Restructuring and non-recurring charges	(10,140)	(13,545)	—	(2,084)
Income (loss) from discontinued operations	(714)	(4,982)	(130)	(154)
Extraordinary item	—	—	—	157,865
Net (loss) income	(30,615)	(49,660)	(21,856)	123,161
Net (loss) income per common share, basic	$(0.33)	$(0.54)	$(0.24)	$1.33
Net (loss) income per common share, diluted	—	—	—	$0.48

(1)	Represents revenues less operating expenses, excluding restructuring charges, asset impairment charge and non-recurring charges.

BTI Telecom Corp.

Unaudited Financial Statements

Six Month Periods Ended June 30, 2002 and 2003

Contents

Unaudited Consolidated Financial Statements

Consolidated Balance Sheets as of December 31, 2002 and June 30, 2003	F-29
Consolidated Statements of Operations for Six Months Ended June 30, 2002 and 2003	F-30
Consolidated Statements of Cash Flows for Six Months Ended June 30, 2002 and 2003	F-31
Notes to Consolidated Financial Statements	F-32

BTI TELECOM CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2002	June 30, 2003
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,999	$2,940
Restricted cash	3,159	3,165
Accounts receivable, net	30,015	27,097
Other current assets	4,297	3,037

Total current assets	46,470	36,239
Property, plant and equipment:
Property, plant and equipment	356,888	273,518
Less: accumulated depreciation and amortization	(137,757)	(155,093)

Total property, plant and equipment, net	219,131	118,425
Other assets, net	33,753	26,993

Total assets	$299,354	181,657

Liabilities, redeemable preferred stock and shareholders’ deficit
Current liabilities:
Accounts payable	$28,090	$21,823
Accrued expenses	4,278	2,523
Accrued interest	3,438	1,235
Current portion of long-term debt	1,275	4,478
Advance billings and other liabilities	11,561	11,225

Total current liabilities	48,642	41,284
Long-term debt	183,551	200,772
Other long-term liabilities	30,239	28,651

Total liabilities	262,432	270,707
Redeemable preferred stock, $.01 par value, authorized 10,000,000 shares:
Series A redeemable convertible preferred stock, 200,000 shares issued and outstanding (aggregate liquidation preference of $225,176 and $238,889 in 2002 and 2003, respectively)	233,686	241,503
Series B redeemable convertible preferred stock, 67,142 shares issued and outstanding (aggregate liquidation preference of $70,480 and $74,772 in 2002 and 2003, respectively)	68,039	70,925
Series C redeemable convertible preferred stock, 73,962 and 123,962 shares issued and outstanding (aggregate liquidation preference of $74,212 and $130,197 in 2002 and 2003, respectively)	129,281	133,237

	431,006	445,665
Shareholders’ deficit:
Common stock, no par value, authorized 500,000,000 shares, 92,559,582 and 92,742,455 shares issued and outstanding in 2002 and 2003, respectively	2,447	2,447
Common stock warrants	33,584	33,584
Accumulated deficit	(430,115)	(570,746)

Total shareholders’ deficit	(394,084)	(534,715)

Total liabilities, redeemable preferred stock and shareholders’ deficit	$299,354	$181,657

See accompanying notes to consolidated financial statements.

BTI TELECOM CORP.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Six Months Ended June 30,
	2002	2003
Revenue	$127,319	$117,620
Cost of services	74,353	65,989

Gross profit	52,966	51,631
Selling, general and administrative expenses	55,142	49,035
Depreciation and amortization	22,292	23,279
Asset impairment charge	—	94,430

Loss from operations	(24,468)	(115,113)
Other (expense) income:
Interest expense	(9,972)	(10,847)
Other (expense) income, net	(239)	10

Loss from continuing operations.	(34,679)	(125,950)
Discontinued operations:
Loss from operations of discontinued divisions	(155)	—

Net Loss	(34,834)	(125,950)
Dividends on preferred stock	(11,382)	(13,316)

Net loss available for common stockholders	$(46,216)	$(139,266)

Per common share – basic and diluted:
Loss from continuing operations before extraordinary item	(.38)	(1.36)

Loss from discontinued operations	(.00)	—

Net loss	(.38)	(1.36)

Net loss available for common stockholders	(.50)	(1.50)

Weighted average common shares outstanding – basic and diluted	92,617	92,742

See accompanying notes to consolidated financial statements.

BTI TELECOM CORP.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2002	2003
Operating Activities:
Net loss	$(34,834)	$(125,950)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	18,209	17,650
Amortization	4,083	5,629
Asset impairment charge	—	94,430
Non-cash compensation related to stock options	110	—
Changes in operating assets and liabilities:
Accounts receivable	9,427	2,919
Other current assets	(573)	1,260
Accounts payable and accrued expenses	(20,562)	(8,023)
Accrued interest	1,837	(2,202)
Advance billings and other liabilities	3,338	(1,923)

Net cash used in operating activities	(18,965)	(16,210)

Investing Activities:
Change in restricted cash	14	(6)
Purchases of property, plant and equipment, net	(3,175)	(6,767)
Purchases of other assets	(4,852)	(3,476)

Net cash used in investing activities	(8,013)	(10,249)

Financing Activities:
Net proceeds from long-term debt	954	20,400
Net proceeds from issuance of redeemable preferred stock	20,000	—

Net cash provided by financing activities	20,954	20,400

Decrease in cash and cash equivalents	(6,024)	(6,059)
Cash and cash equivalents at beginning of period	14,750	8,999

Cash and cash equivalents at end of period.	$8,726	$2,940

See accompanying notes to consolidated financial statements.

BTI Telecom Corp.

Notes to Unaudited Consolidated Financial Statements

Six-Month Periods Ended June 30, 2002 and 2003

Note 1: The Company and Significant Accounting Policies

Basis of Presentation-The consolidated financial information includes the accounts of BTI Telecom Corp. and its wholly owned subsidiaries (the “Company” or “BTITC”) after elimination of intercompany transactions. The consolidated interim financial statements of BTITC included herein are unaudited and have been prepared in accordance with GAAP for interim financial reporting. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules for interim financial reporting. In the opinion of management, the financial statements reflect all adjustments (all of which are of a normal and recurring nature) that are necessary to present fairly the financial position, results of operations and cash flows for the interim periods. The results for any interim period are not necessarily indicative of the results for any other period. These financial statements should be read in conjunction with the Company’s Audited Financial Statements for the fiscal years ended December 31, 2000, 2001 and 2002.

Preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property, Plant and Equipment-Interest costs associated with construction of capital assets, primarily fiber optic network and switching facilities, are capitalized. No interest costs were capitalized for the six-month periods ended June 30, 2002 and 2003.

Costs associated with the construction of the fiber optic network are classified as a component of property, plant and equipment in the accompanying consolidated balance sheets. As segments of the network have been completed, these costs have been transferred into service and depreciated over their useful lives.

Other Assets-Costs incurred in connection with obtaining long-term financing have been deferred and are being amortized over the terms of the related debt agreements under a method which approximates the effective interest method. Deferred costs relating to long-term financing at June 30, 2003 were $14.0 million. Accumulated amortization of these costs at June 30, 2003 was $6.7 million.

Line access costs are capitalized and amortized over the estimated period the related lines will be used by the Company (24 months to 60 months) using the straight line method. Deferred line access costs at June 30, 2003 were $38.1 million, with accumulated amortization of $26.3 million.

Accounting for Stock Options

Employees–The Company accounts for stock options granted to employees (and outside directors) under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to

BTI Telecom Corp.

Notes to Unaudited Consolidated Financial Statements (continued)

Employees” and related Interpretations, which requires compensation expense to be measured by the market value of the underlying common stock at the date of grant less the amount, if any, an optionee is required to pay for the shares. The following table illustrates the effect on net (loss) income if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123), for its option grants to employees:

	Six months ended June 30, 2002	Six months ended June 30, 2003
Net (loss) income, as reported	$(34,834)	$(125,950)
Add: Total compensation expense for employee stock options included in reported net (loss) income, net of related tax effects	38	—
Deduct: Total compensation expense for employee stock options, as determined under the fair value based method for all awards, net of related tax effects	(63)	(17)

Pro forma net (loss) income	$(34,809)	$(125,967)

Consultants–The Company accounts for stock options granted to consultants under SFAS No. 123. The Company computes fair value for this purpose using the Black-Scholes option-pricing model.

All stock options granted prior to 2001 were to employees and outside directors. The fair values of these stock options were determined using the minimum value option-pricing model. All stock options granted in 2001 were to consultants. No stock options were granted in 2002 or 2003. The fair values of stock options granted to consultants were determined using the Black-Scholes option-pricing model assuming stock price volatility of 100%, expected life of 10 years and risk-free interest rate of 5.4%; the resulting fair values were zero due to the exercise price of the stock options being materially higher than the fair value of the underlying common stock.

2. Recent Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 requires an investor with a majority of the variable interests in a variable interest entity (“VIE”) to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A VIE is an entity in which the equity investors do not have a controlling interest, or the equity investment at risk is insufficient to finance the entity’s activities without receiving additional subordinated financial support from the other parties. For arrangements entered into with VIEs created prior to January 31, 2003, the provisions of FIN 46 are required to be adopted at the end of the first fiscal year that begins after June 15, 2003. The Company is currently reviewing its investments and other arrangements to determine whether any of its investee companies are VIEs. The Company does not expect to identify any significant VIEs that would be consolidated, but may be required to make additional disclosures. The Company’s maximum exposure related to any investment that may be determined to be in a VIE is limited to the amount invested. The provisions of FIN 46 are effective immediately for all arrangements entered into with new VIEs created after January 31, 2003. The Company has not invested in any new VIEs created after January 31, 2003.

BTI Telecom Corp.

Notes to Unaudited Consolidated Financial Statements (continued)

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS 149”). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133, as previously amended by SFAS 138. SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS 149 amends certain other existing pronouncements. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, with certain exceptions and for hedging relationships designated after June 30, 2003 and should be applied prospectively. The Company does not expect the adoption of this statement to have a material impact on its consolidated financial position, results of operations, or cash flows.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 amends certain other existing pronouncements. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities to which the provisions of FAS 150 must be applied in the first fiscal period beginning after December 15, 2003. The Company does not expect the adoption of this statement to have a material impact on its consolidated financial position, results of operations, or cash flows.

Note 3: Long-Term Debt and Credit Facilities

Senior Notes-On September 22, 1997, the Company issued $250.0 million of 10½% Initial Notes, which were exchanged for Senior Notes in January 1998 (the “Senior Notes”). The entire original principal balance is due on September 15, 2007, with interest payable semi-annually on March 15th and September 15th of each year. The Senior Notes are unsubordinated indebtedness equal in right of payment with all of the Company’s existing and future unsubordinated indebtedness.

During 2001, Welsh, Carson, Anderson & Stowe VIII, L.P. and two affiliated funds (together, “WCAS”), each of which were existing shareholders, repurchased approximately $231.5 million in principal amount of the Company’s Senior Notes at an aggregate purchase price of approximately $68.7 million. Concurrent with the December 11, 2001 Series C transaction, WCAS contributed its $231.5 million principal amount of Senior Notes and $1.3 million in cash to the Company in exchange for 70,000 shares of $1,000 Series C preferred stock. The Company recognized an extraordinary gain of approximately $157.9 million on the extinguishment of debt, net of deferred financing costs of $4.9 million, and has $18.5 million principal amount of Senior Notes outstanding at June 30, 2003. As a component of this transaction, the Company has executed a supplemental indenture agreement which removes

BTI Telecom Corp.

Notes to Unaudited Consolidated Financial Statements (continued)

substantially all of the financial and administrative covenants contained in the Senior Notes. In addition, as a result of the decrease in number of holders of the Senior Notes, the Company filed a Form 15 with the Securities and Exchange Commission on November 8, 2001, which allowed the Company to deregister under the Securities Act of 1934.

Senior Secured Note-On March 31, 2001, the Company issued a Senior Secured Note (the “$50 million Note”) to WCAS Capital Partners III, L.P. in the amount of $50.0 million. The $50 million Note, which is guaranteed by BTI Telecom Corp. and its other subsidiaries, is secured by a second priority lien on certain of the Company’s assets and the stock of the Company’s operating subsidiary, and matures immediately following the repayment of the restructured Loan (see Loan discussion below). The $50 million Note bears interest at the higher of 10% per annum or the rate existing on the Company’s Loan, and contains covenants similar to those contained in the Company’s Loan. In connection with the $50 million Note financing, the Company also issued to WCAS Capital Partners III, L.P. 7,143 shares of the Company’s Series B preferred stock and a warrant to purchase 1.5 million shares of the Company’s common stock at an exercise price of $0.01 per share. The number of shares issuable pursuant to this warrant was subject to being reduced to a minimum of 785,715, or increased to a maximum of 2,214,285, based upon the Company attaining financial plan objectives on a quarterly basis through the end of 2001. As of June 30, 2003, the number of shares issuable pursuant to this warrant had been increased by 714,285 shares to the maximum of 2,214,285 shares pursuant to these provisions.

On December 11, 2001, the Company issued a Senior Secured Note (the “$30 million Note”) to WCAS Capital Partners III, L.P. in the amount of $30.0 million. The $30 million Note, which is guaranteed by BTI Telecom Corp. and its other subsidiaries, is secured by a second priority lien on certain of the Company’s assets and the stock of the Company’s operating subsidiary, and matures immediately following the repayment of the restructured Loan (see Loan discussion below). The $30 million Note bears interest at the higher of 10% per annum, 150% of the yield to maturity of the U.S. Treasury 7-Year Bond due December 2008, or the rate existing on the Company’s Loan, and contains covenants similar to those contained in the Company’s Loan. In connection with the $30 million Note financing, the Company also issued WCAS Capital Partners III, L.P. 3,962 shares of the Company’s Series C preferred stock.

On February 7, 2003, the Company entered into an agreement with Welsh, Carson, Anderson & Stowe VIII, L.P. and BTI Investors, LLC pursuant to which the Company could issue up to $10.0 million of 10% Senior Secured Notes, which notes are secured by a security interest in all of the Company’s assets. On February 7, 2003, the Company issued an aggregate of $5.0 million of these notes under this agreement. Subsequent issuances were made on March 5 and April 3, 2003 totaling an additional $5.0 million, bringing the total amount outstanding under this agreement to the maximum amount of $10.0 million. The notes, as amended, bear interest at a rate of 10% per annum. Interest is cumulative, accrues daily and is payable on a quarterly basis. Any unpaid interest or principal accrues interest at a rate of 13% per annum. The terms of this financing also required the payment of an aggregate of $100,000 in financing fees to an affiliate of Welsh, Carson, Anderson & Stowe VIII, L.P.

On May 1, 2003, the Company entered into an additional agreement with Welsh, Carson, Anderson & Stowe VIII, L.P. and BTI Investors, LLC pursuant to which the Company could issue up to an additional $10.0 million of 10% Senior Secured Notes, which such Notes are also

BTI Telecom Corp.

Notes to Unaudited Consolidated Financial Statements (continued)

secured by a security interest in all of the Company’s assets. On May 1, 2003, the Company issued Senior Secured Notes of $5.0 million to WCAS under this agreement. As of June 30, 2003, the total amount outstanding under this additional Note Purchase Agreement was $5.0 million. The notes bear interest at a rate of 10% per annum. Interest is cumulative, accrues daily and is payable on a quarterly basis. Any unpaid interest or principal accrues interest at a rate of 13% per annum. The terms of this financing also required the payment of up to an aggregate of $100,000 in financing fees to an affiliate of Welsh, Carson, Anderson & Stowe VIII, L.P., $50,000 of which was paid on May 1, 2003.

Loan-Effective March 30, 2001, the Company restructured its existing GE Capital Facilities and its Bank of America Facility. In connection with this restructuring, the Company entered into a new $89 million loan with GE Capital Corporation, Bank of America, and Export Development Corporation (the “Loan”), which was fully drawn at closing, notwithstanding certain outstanding letters of credit. The Loan contains a provision to allow its expansion to $100 million if the Company obtains a commitment from an additional lender. The Loan begins quarterly amortization in 2004, and matures on April 30, 2007. The issuance of the Loan was conditioned upon the closing of the Company’s March 30, 2001 Series B preferred stock and Note financings. The balance of the Loan was approximately $85.7 million at June 30, 2002 and 2003.

Interest accrues on the Loan, at the Company’s option, at a base rate of either 1, 3, or 6 month reserve-adjusted LIBOR or an index rate (the higher of the prime rate or 50 basis points over the Federal Funds Rate) plus an applicable margin. The applicable margin varies, based upon the Company’s financial condition, from 3.50% to 4.50% for LIBOR borrowings and from 2.50% to 3.50% for index rate borrowings. As of June 30, 2003, the base rate was the 180-day LIBOR, 1.35% plus a spread of 4.50%, for a total of 5.85% The Loan is secured by a first priority lien on all of the Company’s assets and a pledge of the stock of its operating subsidiary. The Loan requires the Company’s compliance with various financial and administrative covenants, including, among others, covenants limiting the Company’s ability to incur debt, create liens, make distributions or stock repurchases, make capital expenditures, engage in transactions with affiliates, sell assets and engage in mergers and acquisitions. In addition, the Loan contains affirmative covenants, including, among others, covenants requiring maintenance of corporate existence, licenses and insurance, payments of taxes and the delivery of financial and other information. The Company was not in compliance with certain of these covenants, but has obtained a waiver of these covenants as of June 30, 2003.

Vendor Financing-During the second quarter of 2001, the Company entered into arrangements with two vendors to finance certain outstanding amounts payable for equipment and construction services. Effective April 12, 2001, the Company entered into an unsecured note payable to Alcatel USA for $5.5 million (the “Alcatel Note”), which represented the net balance remaining associated with purchases of network equipment. The Alcatel Note is payable in 24 equal monthly installments beginning on May 13, 2001, and bears interest at 12% per annum. The balance of the Alcatel Note was $2.0 million and $0 at June 30, 2002 and 2003, respectively.

On May 8, 2001 the Company entered into an unsecured note payable to P&H, Inc. for $7.1 million (the “P&H Note”), which represented outstanding amounts for fiber network construction services. The P&H Note bears interest at 8.75% per annum, payable monthly

BTI Telecom Corp.

Notes to Unaudited Consolidated Financial Statements (continued)

beginning June 1, 2001, with principal payable on demand on or after April 30, 2006. In addition, upon election by the holder, the P&H Note is convertible into shares of the Company’s common stock in the event the Company undertakes a public offering of its common stock. The balance of the P&H Note was $7.1 million at June 30, 2002 and 2003.

At June 30, 2003, the Company had outstanding letters of credit of approximately $3.2 million. These letters of credit, which have terms ranging from 12 to 66 months, collateralize the Company’s obligations to third parties for future billings, leased space and rights of way. The fair value of these letters of credit approximates contract values.

Note 4: Redeemable Preferred Stock

Preferred Stock-Of the Company’s 10,000,000 authorized shares of $.01 par value preferred stock, 200,000 shares are designated as Series A preferred stock (“Series A”), 82,143 shares are designated as Series B preferred stock (“Series B”), and 140,000 shares are designated as Series C preferred stock (“Series C”).

Note 5: Income Taxes

For the six-month periods ended June 30, 2002 and 2003, the Company generated net operating losses. The Company has established a valuation allowance for the net deferred tax assets associated with these net operating losses. The Company will reduce the valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will be realized. The Tax Reform Act of 1986 contains provisions that limit the ability to utilize net operating loss carryforwards in the case of certain events, including significant changes in ownership interests. The net deferred tax liability is included in other long-term liabilities.

Note 6: Stock-based Compensation

The Company has a stock option plan (the “Plan”) to provide incentives to eligible employees, directors and consultants in the form of incentive stock options and non-qualified stock options. The Company has reserved a total of 7.5 million shares of common stock for issuance under the Plan.

The Board of Directors administers the Plan and has the authority to determine, among other things, the interpretation of any provisions of the Plan, the eligibility of an individual to receive stock options, the number of options that may be granted, vesting schedules and option exercise price. The Company’s stock options generally vest annually over three years, except for stock options granted to consultants, which generally vest immediately and have a contractual life of ten years.

In connection with the Company’s plans to merge with ITC^DeltaCom, Inc., as discussed in Note 10, the Company terminated the Plan effective as of September 12, 2003 (the “Plan Termination Date”). Inasmuch as no optionee elected to exercise his or her stock options prior to the Plan Termination Date, all then outstanding stock options, which covered 639,360 shares, were cancelled.

BTI Telecom Corp.

Notes to Unaudited Consolidated Financial Statements (continued)

Note 7: Restructuring Costs

In March 2001, the Company recorded $10.1 million in restructuring costs associated with the contraction of the Company’s market expansion plans. In June, 2001 the Company recorded an additional $3.7 million in restructuring costs to reflect adjustments to the Company’s business plan. In accordance with EITF 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”, these costs represent the long-term costs of canceling the Company’s expansion, primarily local switching infrastructure, in some markets. The amounts recorded consist primarily of the costs associated with long-term leases for unused facilities, net of any sublease income, as well as the cancellation of colocations and other fiber expansions, and restocking fees paid on returned equipment. The remaining liability as of June 30, 2003 was $6.6 million, which is included in accrued expenses on the balance sheet.

For the six months ended June 30, 2003, the following amounts were recorded (in thousands):

	Balance at December 31, 2002	Payments	Balance at June 30, 2003
Severance costs	$—	$—	$—
Restocking fees	—	—	—
Lease exit costs	7,145	546	6,599
Sale/decommissioning of infrastructure	—	—	—

Totals	$7,145	$546	$6,599

Note 8: Discontinued Operations

During the year ended December 31, 2002, the Company also made certain adjustments to its business plan, including the discontinuation of US Datacom. The performance of US Datacom, which the Company acquired in the second quarter of 2000, continued to decline during this period. Given this decline and the overall viability of US Datacom’s target market, the Company discontinued its operations, resulting in a nominal gain, net of severance for the employees. The loss from discontinued operations for US Datacom for the six months ended June 30, 2002 was $0.2 million.

Note 9: Asset Impairment Charge

During the six months ended June 30, 2003, the Company recorded an asset impairment charge of $94.4 million to the Company’s property, plant and equipment and other assets, which consists principally of the Company’s fiber network, switching infrastructure and other intangible assets. This impairment charge was based upon trends in the Company’s cash flow and operating performance and the availability of capital to support the Company’s future growth. In addition, projected revenue from the Company’s wholesale services has been reduced due to a declining marketplace and continued degradation of the prices at which the Company is able to market these services. Accordingly, the Company evaluated the ongoing value of property, plant and

BTI Telecom Corp.

Notes to Unaudited Consolidated Financial Statements (continued)

equipment associated with its local switching infrastructure and fiber optic networks. Based on this evaluation, the Company determined that long-lived assets with a carrying amount of $224.6 million were no longer recoverable and were in fact impaired, and wrote them down to their estimated fair value of $130.2 million. Fair value was based on expected future cash flows to be generated by the Company, discounted at the risk-free rate of interest. Because of deteriorating market conditions (i.e., rising interest rates and less marketplace demand), it is reasonably possible that the Company’s estimate of discounted cash flows may change in the near term resulting in the need to adjust the Company’s determination of fair value.

Note 10: Commitments, Contingencies and Other Matters

Legal Matters-The Company is a defendant in a number of lawsuits, including regulatory, judicial and administrative matters, all of which have arisen in the ordinary course of business. Plaintiffs may seek to recover large and sometimes unspecified amounts, and some matters may remain unresolved for several years. It is not practical to estimate a range of possible loss for the Company’s litigation matters, and losses could be material with respect to earnings in any given period.

Note 11: Enterprise Wide Disclosure

Revenues by product line are as follows:

	Six Months Ended June 30,
	2002	2003
	(in thousands)
Retail Integrated Voice:
Long Distance	$46,829	$41,151
Local	46,114	50,788

Total Retail Integrated Voice	92,943	91,939
Data Services	24,553	22,078
Wholesale Long Distance	9,823	3,603

Total	$127,319	$117,620

Note 12: Subsequent Events

On July 2, 2003, the Company announced a definitive agreement to merge with ITC^Deltacom, Inc., a competitive local exchange carrier headquartered in West Point, Georgia. Pursuant to the merger agreement, a wholly owned subsidiary of ITC^DeltaCom and BTI will merge and BTI will become a subsidiary of ITC^DeltaCom. In the merger, ITC^DeltaCom will issue to BTI’s shareholders 50,000 shares of its common stock in exchange for the cancellation of all BTI preferred stock and common stock. ITC^DeltaCom also will issue to the holders of certain BTI indebtedness a total of 6.5 million shares of its common stock and warrants to purchase 3.0 million shares of its common stock at an exercise price of $8.50 per share in exchange for the cancellation of that indebtedness. The merger is intended to qualify as a tax-free reorganization.